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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           (AMENDMENT NO.    1    )*
                                          ---------


                           SPECTRALINK CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         $.01 PAR VALUE COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  847580 10 7
                  --------------------------------------------
                                 (CUSIP Number)




                                    12/31/96
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
   [ ] Rule 13d-1(b)
   [ ] Rule 13d-(c)
   [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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CUSIP No.   847580107                     13G



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

      BRUCE M. HOLLAND

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                             (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S. CITIZENSHIP
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  1,969,000*

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     N/A
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  1,969,000*

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH:
                                     N/A

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,969,000*

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

             Excludes 30,000 shares gifted to spouse as to which reporting person disclaims beneficial ownership.

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             10.26%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

             IN

--------------------------------------------------------------------------------


*Includes 49,000 shares underlying stock options which are or may become exercisable within 60 days of December 31, 1996.

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                              ATTACHMENT TO 13G



ITEM 1

SpectraLink Corporation
1650 38th Street, Suite 202E
Boulder, CO 80301

ITEM 2

(a)  Bruce M. Holland
(b)  1650 38th Street, Suite 202E, Boulder, CO 80301
(c)  U.S. Citizen
(d)  $.01 Par Value Common Stock
(e)  847580107

ITEM 3 - N/A


ITEM 4

(a)  1,969,000*
(b)  10.26%
(c)  (i)   1,969,000*
     (ii)  n/a
     (iii) 1,969,000*
     (iv)  n/a
*Includes 49,000 shares underlying stock options which are or may become exercisable within 60 days of December 31, 1996.


ITEM 5 - N/A

ITEM 6 - N/A

ITEM 7 - N/A

ITEM 8 - N/A

ITEM 9 - N/A

ITEM 10 - N/A



SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 29, 1999
-----------------------------------
Date



/s/ BRUCE M. HOLLAND
----------------------------------
Signature - Bruce M. Holland
Name/Title - President, SpectraLink Corporation